Monthly Statements to the Securityholders
Pursuant to Section 5.01 of the Sale and Servicing Agreement

Wachovia Asset Securitization Inc
2002-HE2

Monthly Period	February 1, 2003 through February 28, 2003
Payment Date	March 25, 2003

Aggregate Amount Collected for the Collection Period
	Interest	$3,296,562.91
	Principal Collections	$43,386,038.86
	Substition Amounts	$—
	Additional Draws	$42,773,821.38
Application of Collected Amounts
Applied in the following order of priority:
(i)	Enhancer Premium		$127,849.46
(ii)	Noteholder’s Interest		$1,648,500.00
(iii)	Principal Collections to Funding Account		$614,960.50
(iv)	Excess Spread (during Revolving)		$1,520,213.45
(v)	Excess Spread (during AP)		$—
(vi)	Additional Balance Increase Payment from Excess Spread		$—
(vii)	Noteholder’s Principal Distribution		$—
(viii)	Enhancer for Prior Draws		$—
(ix)	Liquidation Loss Amount		$—
(x)	Enhancer		$—
(xi)	Interest Shortfalls		$—
(xii)	Indenture Trustee		$—
(xiii)	Certificates		$—
Balances
				Percentage Interest
	Beginning Note Balance		$1,200,000,000.00	97.44%
	Ending Note Balance		$1,200,000,000.00	97.49%
		Change	$—
	Beginning Excluded Amount		$—
	Ending Excluded Amount		$—
		Change	$—
	Beginning Pool Balance		$1,231,541,583.41
	Ending Pool Balance		$1,230,926,622.91
		Change	$614,960.50
	Beginning Principal Balance		$1,231,541,583.41
	Ending Principal Balance		$1,230,926,622.91
		Change	$614,960.50
	Beginning Additional Balance Increase		$28,867,881.12	2.34%
	Ending Additional Balance Increase		$28,252,920.62	2.30%

Delinquencies
	#		$
Two statement cycle dates:		4		$180,310.28
Three statement cycle dates:		—		$—
Four statement cycle dates:		—		$—
Five statement cycle dates:		—		$—
Six statement cycle dates:		—		$—
Seven + statement cycle dates:		—		$—
Foreclosures		—		$—
REO		—		$—
Liquidation Loss Amount		—		$—
Additional Information
Net WAC Rate				3.86%
Overcollateralization Target				$15,000,000.00
Overcollateralization Amount				$30,926,622.91
Funding Account Ending Balance				$—
Gross CPR (1 mo. Annualized)				34.973%
Net CPR (1 mo. Annualized)				0.598%
Draw Rate (1 mo. Annualized)				34.568%
WAM				227.42
AGE				5.90

WACHOVIA BANK, NATIONAL ASSOCIATION
as Administrator

By: Name: Title:	April Hughey Vice President